CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire	January 26, 2012
(419) 423-1321
mrzeisloft@coopertire.com

Cooper, Steelworkers Ratify New Contract

FINDLAY, OHIO, JANUARY 26, 2012 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today that United Steelworkers (USW) Local 752L overwhelmingly ratified a new four-year labor agreement at the Company's Texarkana, Ark., plant. The agreement, which affects approximately 1,500 union members, received a 1006-to-141 endorsement as reported shortly after voting concluded at 9:00 p.m. EST.

Representatives from both the Company and the Union expressed their appreciation for the high level of professionalism and efficiency that extended beyond the negotiating teams to the entire workforce at the Texarkana plant. The parties are equally consistent in their optimism for the future of the Texarkana facility and the ability of the plant employees to be even more productive under the terms of the new contract. In addition to wage and benefit changes which will be implemented over the course of the four-year accord, the company plans additional investment in the plant, which was applauded by both salaried and hourly employees.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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